Exhibit 23.1

Consent of Independent Auditors

The Member

Parrey, LLC

We consent to the incorporation by reference in the registration statement (No. 333-205655) on Form S-8 and amendment no. 1 to the registration statement (No. 333-212366) on Form S-3 of 8point3 Energy Partners LP of our report dated May 2, 2016, with respect to the balance sheets of Parrey, LLC as of January 3, 2016 and December 28, 2014, and the related statements of operations, member’s equity, and cash flows for each of the years then ended, which report appears in the Form 8‑K/A of 8point3 Energy Partners LP dated February 13, 2017.

/s/ KPMG LLP

Austin, Texas

February 13, 2017